Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form F-4 of GSL Holdings, Inc. of our report dated April 14, 2008 relating to the combined financial statements of Global Ship Lease, Inc. and its subsidiaries and CMA CGM Predecessor and its subsidiaries, which appears in such Amendment No. 3 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amendment No. 3 to the Registration Statement.

PricewaterhouseCoopers

/s/ PricewaterhouseCoopers

Neuilly-sur-Seine, France

July 3, 2008

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers – 92200 Neuilly-sur-Seine, France